Press Release

CONTACTS:
Danny Herron	Annie Leschin
Advanced Energy Industries, Inc.	Advanced Energy Industries, Inc.
970.407.6570	970.407.6555
danny.herron@aei.com	ir@aei.com

Advanced Energy Industries Announces Retirement of Chairman

Fort Collins, Colo., February 10, 2015 - Advanced Energy Industries, Inc. (NASDAQ: AEIS), a leader in precision power conversion, today announced that Richard (“Dick”) P. Beck has informed the company of his decision to retire. He will not stand for re-election to the board at the 2015 annual meeting of shareholders scheduled for May 7, 2015. Mr. Beck will serve the remainder of his term as a director and as chair of the Nominations and Governance Committee until the 2015 annual meeting of shareholders. The board appointed Terry Hudgens as the new chairman of the board. Mr. Hudgens has been a director of the Company since 2010 and is a seasoned business executive, having last served as president and chief executive officer of Iberdrola Renewables’ U.S. and Canadian energy businesses. The size of the board will be reduced to seven members effective upon the end of Mr. Beck’s term.

“On behalf of the entire company, we extend our sincere appreciation to Dick for his dedication and contributions to Advanced Energy,” said Yuval Wasserman, president, chief executive officer, and director. “Dick has played a critical role as a member of the board of directors over the last 20 years, and as chairman over the last year. Dick originally joined the Company as its chief financial officer in 1992 and was instrumental in taking it public in 1995. We are grateful for his leadership and many years of service.”

“It has been a privilege to be part of the Advanced Energy team over the last 23 years, and I believe that with Terry, as chairman, and Yuval, as president and CEO, the company has excellent leaders during this exciting time,” said Mr. Beck.

About Advanced Energy
Advanced Energy (Nasdaq: AEIS) is a global leader in innovative power and control technologies for high-growth, precision power conversion solutions. Advanced Energy is headquartered in Fort Collins, Colorado, with dedicated support and service locations around the world. For more information, go to www.advanced-energy.com.

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